Concluding remarks by:

Charles W. Moorman

Chairman, President and Chief Executive Officer

Norfolk Southern Corporation

 Investor Day

New York, New York

June 6, 2007

 Thanks, Jim.  Before we open it up for questions one more time, let me make a couple of concluding remarks.

 I spoke this morning about what I believe are the three drivers of our current and future success -    the economic forces in the transportation marketplace and the regulatory environment, our franchise, and our management team.  You have heard a good deal more about all of these in our presentations, and you have also learned a lot about our plans for the business going forward.  Let me recap them at a high level if I can:

1.  First, we are focused on service and service improvement.  We very clearly understand that how successful we are is directly dependent on how successful we are in improving customer service.

2.  Second, we are committed to growing our business, and by that I mean primarily our rail business.  As you heard, we already have a trucking company, Triple Crown, and we already do logistics with TDIS and Modalgistics.  If we see profitable opportunities in these areas, we won't shy away, but our management time and attention will remain devoted to our core business.

            How will we grow the business?

First, as I said, by providing superior service which has the virtues of attracting more business, offering better pricing and at the same time reducing costly inefficiencies.

Second, we will continue our strong industrial development activities which continue to bring significant new business to our network.

Third, we will continue to invest, and invest significantly if warranted by the returns, in new business initiatives such as the Crescent Corridor.

Finally, we will continue to look for creative opportunities to grow and strength our franchise in the way that we did with the Meridian Speedway.

3.  The next important message you heard today is our focus on people.  As I said at the outset of our meeting, Norfolk Southern people are the drivers of our success.  You saw the demographics of our workforce and the challenges as well as the opportunities that they present.  In fact, I often say that managing through this upcoming transition may be the single biggest management challenge that our current management team will face in our tenure.  It is going to require commitment and resources, but I am confident that we are up to the task.

4.  The final message of today has to do with how we manage the financial resources of the company.  Let me take a minute to put the way we think about this in the context of recent history.  For 2000 - 2001 Norfolk Southern was coming out of the Conrail transaction.  Our railroad was not running very well, and we had a more leveraged capital structure.  At the same time, we saw a real economic and manufacturing slowdown, and a substantial decline in our business.  The result was a couple of years where our profitability and cash flow was greatly reduced.  In response, we cut capex and maintenance expense with virtually no money spent on growth, and I will tell you quite frankly that we have been playing catch-up for the past few years.

            With all of this in mind, we obviously have two main drivers, as Jim has outlined, for the use of our financial resources.

            The first is continued investment and re-investment in the company.  As you have heard repeatedly today, we are committed to growing our business, and while we will not invest unless the returns are there, we think that there are a lot of great investment opportunities out there.  At the same time, it takes a lot of money to keep the railroad in a proper state of repair, and we will continue to make those investments.

            The second driver is returning cash to our shareholders.  As Jim outlined, we plan to do that through a balance of dividend increases and our share repurchase program.

            I will close by reminding you again of what we hoped to do with this meeting - that is - tell you a little more about who we are, how we manage the company, where we hope to take the company in the future, and most importantly, why we believe that Norfolk Southern continues to represent a superior investment opportunity, not only in the rail sector, but in broader markets as well.

            Hopefully, we have done all of these.  I want to thank you all again for coming, and at this time, if you're not all questioned out, I will be happy to take your questions.